GDSVF&H\5569755.1 LIFEVANTAGE CORPORATION 3300 TRIUMPH BLVD LEHI, UTAH 84043 January 31, 2021 Steven R. Fife Dear Steve, LifeVantage Corporation (the “Company”) is pleased to offer you the role of President and Chief Executive Officer of the Company on the following terms: 1. Position. Your title will be President and Chief Executive Officer. Until a new Chief Financial Officer is appointed, you will also continue to serve as the Company’s Chief Financial Officer. You will report to the Board of Directors. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. 2. Cash Compensation. In this new capacity, the Company will pay you an initial base salary at the rate of $500,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Board of Directors. Your target bonus will be equal to 70% of your annual base salary. For the fiscal year ended June 30, 2021, your target bonus will be prorated at 70% of your annual base salary beginning September 1, 2020 and 50% of your annual base salary for the period from July 1, 2020 through August 31, 2020. Any bonus for a fiscal year will be paid in accordance with the Key Executive Benefit Package (as defined below). The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding. 3. Key Executive Benefit Package. Certain additional benefits offered by the Company and terms and conditions of your employment are set forth in the Amended and Restated Key Executive Benefit Package attached as Exhibit A hereto and made part hereof (the “Key Executive Benefit Package”). Your employment as President and Chief Executive Officer is contingent on you and the Company entering into the Key Executive Benefit Package. * * * * * DocuSign Envelope ID: 831D03D8-7992-4038-AFEA-409E2E20977C

Steven R. Fife January 31, 2021 Page 2 GDSVF&H\5569755.1 You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Key Executive Benefit Package and returning them to me. This offer, if not accepted, will expire at the close of business on February 1, 2021. Very truly yours, LIFEVANTAGE CORPORATION By: Name: Michael Beindorff Title: Chairman of the Compensation Committee of the Board of Directors I have read and accept this employment offer: Signature of Employee Dated: Attachment Exhibit A: Key Executive Benefit Package DocuSign Envelope ID: 831D03D8-7992-4038-AFEA-409E2E20977C January 31, 2021